UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
               ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

                     1. Name and Address of Reporting Person
                                ROGER w. COPE

                            5563 East 9 Mile Road
                             Warren, Michigan 48091
                   2. Issuer Name and Ticker or Trading Symbol
                                EURBID.COM, INC.
                                      EURB
        3. IRS or Social Security Number of Reporting Person (Voluntary)

                           4. Statement for Month/Year
                                     10/2000
                 5. If Amendment, Date of Original (Month/Year)

     6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
       ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other
                                 (specify below)

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           7. Individual or Joint/Group Filing (Check Applicable Line)
                     (X) Form filed by One Reporting Person
                ( ) Form filed by More than One Reporting Person
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Natureof Indirect        |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |Beneficial Ownership       |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
|COMMON STOCK              |10/17 |J   | |190,000           |D  |3.982      |627,398            |D     |
|                          |00    |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially
Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number  |10.|11.Nature of  |
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva |Dir|Indirect      |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive      |ect|Beneficial    |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities|(D)|Ownership     |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi|or |                  |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially  |Ind|              |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at  |ire|              |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of|ct |                  |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month     |(I)|              |
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Explanation of Responses: * The shares were issued in exchange for the cancellation of Company indebtedness in the amount of $129,177.

/s/ Roger W. Cope
SIGNATURE OF REPORTING PERSON

DATE
11/13/00
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